Exhibit 10.2

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT BLUM HOLDINGS, INC. TREATS AS PRIVATE OR CONFIDENTIAL.

TRANSITION SERVICES AGREEMENT

between

UNRIVALED BRANDS, INC.

and

HAVEN NECTAR LLC

dated as of

June 10, 2024

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement, dated as of June 10, 2024 (this "Agreement"), is entered into between Unrivaled Brands, Inc., a California corporation ("Seller"), and Haven Nectar LLC, a California limited liability company ("Buyer").

Recitals

WHEREAS, Buyer and Seller have entered into that certain Membership Interest Purchase Agreement (the "Purchase Agreement"), dated effective as of June 10, 2024, by and among Buyer, Seller, and People’s California, LLC, pursuant to which Seller has agreed to sell to Buyer, and Buyer has agreed to purchase from Seller, all the outstanding membership interests of People’s First Choice, LLC (the "Company"), all as more fully described therein;

WHEREAS, in order to ensure an orderly transition of the business of the Company to Buyer and as a condition to consummating the transactions contemplated by the Purchase Agreement, Buyer and Seller have agreed to enter into this Agreement, pursuant to which Seller will provide, or cause its Affiliates to provide, Buyer with certain services, in each case on a transitional basis and subject to the terms and conditions set forth herein; and

WHEREAS, capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, Buyer and Seller hereby agree as follows:

ARTICLE I
SERVICES

Section 1.01    Provision of Services.

(a)    Seller agrees to provide, or to cause its Affiliates to provide, the services (the "Services") set forth on the exhibits attached hereto (as such exhibits may be amended or supplemented pursuant to the terms of this Agreement, collectively, the "Service Exhibits") to Buyer for the respective periods and on the other terms and conditions set forth in this Agreement and in the respective Service Exhibits.

(b)    Notwithstanding the contents of the Service Exhibits, Seller agrees to respond in good faith to any reasonable request by Buyer for access to any additional services that are necessary for the operation of the business of the Company and which are not currently contemplated in the Service Exhibits, at a price to be agreed upon after good faith negotiations between the parties. Any such additional services so provided by Seller shall constitute Services under this Agreement and be subject in all respect to the provisions of this Agreement as if fully set forth on a Service Exhibit as of the date hereof.

(c)    The parties hereto acknowledge the transitional nature of the Services. Accordingly, as promptly as practicable following the execution of this Agreement, Buyer agrees to use commercially reasonable efforts to make a transition of each Service to its own internal organization or to obtain alternate third-party sources to provide the Services.

(d)    Subject to Section 2.03, Section 2.04 and Section 3.05, the obligations of Seller under this Agreement to provide Services shall terminate with respect to each Service on the end date specified in the applicable Service Exhibit (the "End Date"). Notwithstanding the foregoing, the parties acknowledge and agree that Buyer may determine from time to time that it does not require all the Services set out on one or more of the Service Exhibits or that it does not require such Services for the entire period up to the applicable End Date. Accordingly, Buyer may terminate any Service, in whole and not in part, upon notification to Seller in writing of any such determination.

Section 1.02    Standard of Service.

(a)    Seller represents, warrants and agrees that the Services shall be provided in good faith, in accordance with Law and, except as specifically provided in the Service Exhibits, in a manner generally consistent with the historical provision of the Services and with the same standard of care as historically provided.

(b)    Except as expressly set forth in Section 1.02(a) or in any contract entered into hereunder, Seller makes no representations and warranties of any kind, implied or express, with respect to the Services, including, without limitation, no warranties of merchantability or fitness for a particular purpose, which are specifically disclaimed. Buyer acknowledges and agrees that this Agreement does not create a fiduciary relationship, partnership, joint venture, or relationships of trust or agency between the parties and that all Services are provided by Seller as an independent contractor.

Section 1.03    Access to Premises.  In order to enable the provision of the Services by Seller, Buyer agrees that it shall provide to Seller's and its Affiliates' employees and any third-party service providers or subcontractors who provide Services, at no cost to Seller, access to the facilities, assets, and books and records of the Company, in all cases to the extent necessary for Seller to fulfill its obligations under this Agreement.

ARTICLE II
COMPENSATION

Section 2.01    Responsibility for Wages and Fees. Upon the closing of the transactions contemplated by the Purchase Agreement (the “Closing”), employees employed by the Seller or its Affiliates at the request of Buyer to provide services on behalf of the Company shall be terminated and Buyer shall hire and on-board such employees at its discretion. Buyer shall reimburse Seller within 5 business days for any payroll, PTO, or other related expenses paid or incurred by Seller or its Affiliates with respect to such employees for the period of time between the Closing and respective employee termination dates by Seller or its Affiliates. Accordingly, Buyer shall be solely responsible for the payment and provision of all wages, bonuses and commissions, PTO, employee benefits, including severance and worker's compensation, and the withholding and payment of applicable Taxes relating to such employment from and after the Closing. Notwithstanding anything to the contrary herein, Seller shall not charge Buyer for any charges or payments hereunder for the services provided directly by Seller during the first thirty (30) days hereunder (the “Initial Seller’s Fee”). For the avoidance of doubt, the Initial Seller’s Fee shall not include any and all charges, payments or other amounts incurred hereunder for services provided by any third-party service providers (“Third-Party Fees”). To the extent that a Third-Party is required or requested by Buyer to provide the service, Seller shall notify Buyer in writing of same and Seller shall provide contact information for a third-party service provider capable of providing such service. Buyer shall have the right to contact any such third-party service provider and specifically negotiate, approve or reject such service and related Third-Party Fees directly with such third-party service provider. If approved, Buyer shall be responsible for the applicable Third-Party Fees.

Section 2.02    Terms of Payment and Related Matters.

(a)    As consideration for provision of the Services, Buyer shall pay Seller on the 1st of each month the amount specified for each Service on such Service's respective Service Exhibit. In addition to such amount, in the event that Seller or any of its Affiliates incurs reasonable and documented out-of-pocket expenses in the provision of any Service, including, without limitation, license fees and payments to third-party service providers or subcontractors, but excluding payments made to employees of Seller or any of its Affiliates pursuant to Section 2.01 (such included expenses, collectively, "Out-of-Pocket Costs"), Buyer shall reimburse Seller for all such Out-of-Pocket Costs in accordance with the invoicing procedures set forth in Section 6.01.

(b)    It is the intent of the parties that the compensation set forth in the respective Service Exhibits reasonably approximate the cost of providing the Services, including the cost of employee wages and compensation, without any intent to cause Seller to receive profit or incur loss. If at any time Seller believes that the payments contemplated by a specific Service Exhibit are materially insufficient to compensate it for the cost of providing the Services it is obligated to provide hereunder, or Buyer believes that the payments contemplated by a specific Service Exhibit materially overcompensate Seller for such Services, such party shall notify the other party as soon as possible, and the parties hereto will commence good faith negotiations toward an agreement in writing as to the appropriate course of action with respect to pricing of such Services for future periods.

Section 2.03    Extension of Services. The parties agree that Seller shall not be obligated to perform any Service after the applicable End Date. If Buyer desires and Seller agrees to continue to perform any of the Services after the applicable End Date, the parties shall negotiate in good faith to determine an amount that compensates Seller for all of its costs for such performance, including the time of its employees and its Out-of-Pocket Costs. The Services so performed by Seller after the applicable End Date shall continue to constitute Services under this Agreement and be subject in all respects to the provisions of this Agreement for the duration of the agreed-upon extension period.

Section 2.04    Terminated Services. Upon termination or expiration of any or all Services pursuant to this Agreement, or upon the termination of this Agreement in its entirety, Seller shall have no further obligation to provide the applicable terminated Services, and Buyer will have no obligation to pay any future compensation or Out-of-Pocket Costs relating to such Services, other than for or in respect of Services already provided in accordance with the terms of this Agreement and received by Buyer prior to such termination.

Section 2.05    Taxes. Buyer shall be responsible for all sales or use Taxes imposed or assessed as a result of the provision of Services by Seller.

ARTICLE III
TERMINATION

Section 3.01    Termination of Agreement. Subject to Section 3.04, this Agreement shall terminate in its entirety (i) on the date upon which Seller shall have no continuing obligation to perform any Services as a result of each of their expiration or termination in accordance with Section 1.01(d) or Section 3.02 or (ii) in accordance with Section 3.03.

Section 3.02    Breach. Any party (the "Non-Breaching Party") may terminate this Agreement with respect to any Service, in whole but not in part, at any time upon prior written notice to the other party (the "Breaching Party") if the Breaching Party has failed (other than pursuant to Section 3.05) to perform any of its material obligations under this Agreement relating to such Service, and such failure shall have continued without cure for a period of fifteen (15) days after receipt by the Breaching Party of a written notice of such failure from the Non-Breaching party seeking to terminate such service. For the avoidance of doubt, non-payment by Buyer for a Service provided by Seller in accordance with this Agreement shall be deemed a breach for purposes of this Section 3.02.

Section 3.03    Insolvency. In the event that either party hereto shall (i) file a petition in bankruptcy, (ii) become or be declared insolvent, or become the subject of any proceedings (not dismissed within sixty (60) days) related to its liquidation, insolvency or the appointment of a receiver, (iii) make an assignment on behalf of all or substantially all of its creditors, or (iv) take any corporate action for its winding up or dissolution, then the other party shall have the right to terminate this Agreement by providing written notice in accordance with Section 6.01.

Section 3.04    Effect of Termination. Upon termination of this Agreement in its entirety pursuant to Section 3.01, all obligations of the parties hereto shall terminate, except for the provisions of Section 2.04, ARTICLE IV, ARTICLE V, and ARTICLE VI, which shall survive any termination or expiration of this Agreement.

Section 3.05    Force Majeure. The obligations of Seller under this Agreement with respect to any Service shall be suspended during the period and to the extent that Seller is prevented or hindered from providing such Service, or Buyer is prevented or hindered from receiving such Service, due to any of the following causes beyond such party's reasonable control (such causes, "Force Majeure Events"): (i) acts of God, (ii) flood, fire or explosion, (iii) war, invasion, riot or other civil unrest, (iv) Governmental Order or Law, (v) actions, embargoes or blockades in effect on or after the date of this Agreement, (vi) action by any Governmental Authority, (vii) national or regional emergency, (viii) strikes, labor stoppages or slowdowns or other industrial disturbances, (ix) shortage of adequate power or transportation facilities, or (x) any other event which is beyond the reasonable control of such party. The party suffering a Force Majeure Event shall give notice of suspension as soon as reasonably practicable to the other party stating the date and extent of such suspension and the cause thereof, and Seller shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. Neither Buyer nor Seller shall be liable for the nonperformance or delay in performance of its respective obligations under this Agreement when such failure is due to a Force Majeure Event. The applicable End Date for any Service so suspended shall be automatically extended for a period of time equal to the time lost by reason of the suspension.

ARTICLE IV
CONFIDENTIALITY

Section 4.01    Confidentiality.

(a)    During the term of this Agreement and thereafter, the parties hereto shall, and shall instruct their respective Representatives to, maintain in confidence and not disclose the other party's financial, technical, sales, marketing, development, personnel, and other information, records, or data, including, without limitation, customer lists, supplier lists, trade secrets, designs, product formulations, product specifications, or any other proprietary or confidential information, however recorded or preserved, whether written or oral (any such information, "Confidential Information"). Each party hereto shall use the same degree of care, but no less than reasonable care, to protect the other party's Confidential Information as it uses to protect its own Confidential Information of like nature. Unless otherwise authorized in any other agreement between the parties, any party receiving any Confidential Information of the other party (the "Receiving Party") may use Confidential Information only for the purposes of fulfilling its obligations under this Agreement (the "Permitted Purpose"). Any Receiving Party may disclose such Confidential Information only to its Representatives who have a need to know such information for the Permitted Purpose and who have been advised of the terms of this Section 4.01 and the Receiving Party shall be liable for any breach of these confidentiality provisions by such Persons. Any Receiving Party may disclose such Confidential Information to the extent such Confidential Information is required to be disclosed by a Governmental Order, in which case the Receiving Party shall promptly notify, to the extent possible, the disclosing party (the "Disclosing Party"), and take reasonable steps to assist in contesting such Governmental Order or in protecting the Disclosing Party's rights prior to disclosure, and in which case the Receiving Party shall only disclose such Confidential Information that it is advised by its counsel in writing that it is legally bound to disclose under such Governmental Order.

(b)    Notwithstanding the foregoing, "Confidential Information" shall not include any information that the Receiving Party can demonstrate: (i) was publicly known at the time of disclosure to it, or has become publicly known through no act of the Receiving Party or its Representatives in breach of this Section 4.01; (ii) was rightfully received from a third party without a duty of confidentiality; or (iii) was developed by it independently without any reliance on the Confidential Information.

(c)    Upon demand by the Disclosing Party at any time, or upon expiration or termination of this Agreement with respect to any Service, the Receiving Party agrees promptly to return or destroy, at the Disclosing Party's option, all Confidential Information. If such Confidential Information is destroyed, an authorized officer of the Receiving Party shall certify to such destruction in writing.

ARTICLE V
LIMITATION ON LIABILITY

Section 5.01    Limitation on Liability. In no event shall Seller have any liability under any provision of this Agreement for any punitive, incidental, consequential, special, or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple, whether based on statute, contract, tort, or otherwise, and whether or not arising from the other party's sole, joint, or concurrent negligence, strict liability, criminal liability, or other fault. Buyer acknowledges that the Services to be provided to it hereunder are subject to, and that its remedies under this Agreement are limited by, the applicable provisions of Section 1.02, including the limitations on representations and warranties with respect to the Services.

ARTICLE VI
MISCELLANEOUS

Section 6.01    Notices. All Invoices, notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.01):

(a)	if to Seller:

[***]

(b)	if to Buyer:

[***]

With a copy, which shall not constitute notice to:

[***]

Section 6.02    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 6.03    Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 6.04    Entire Agreement. This Agreement, including all Service Exhibits, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event and to the extent that there is a conflict between the provisions of this Agreement and the provisions of the Purchase Agreement as it relates to the Services hereunder, the provisions of this Agreement shall control.

Section 6.05    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 6.06    No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement.

Section 6.07    Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 6.08    Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of California. Any legal suit, action, or proceeding arising out of or based upon this agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the state of California, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding. Service of process, summons, notice, or other document by mail to such party's address set forth herein shall be effective service of process for any suit, action, or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action, or proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum.

Section 6.09    Waiver of Jury Trial. Each party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this agreement or the transactions contemplated hereby. Each party to this agreement certifies and acknowledges that (a) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 6.09.

Section 6.10    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER: Haven Nectar, LLC

By:
Name: Shubham Pandey
Title: Manager

SELLER: Unrivaled Brands, Inc.

By:
Name: Sabas Carrillo
Title: CEO

EXHIBIT 1

SERVICES

1.

Operation Management Continuity and Management Support.  Buyer intends and shall be exclusively responsible for the operation and management of all Company matters including but not limited to: finance, operations, labor & employment, compliance, marketing and advertising, Ecommerce Operations, banking, payment processing, information technology, security, and tax filings. Seller shall make itself reasonably available for a period of 30 days for assistance and guidance by answering Buyer inquiries on a reasonable timeline related to operations and management, facilitating the transition of third-party service providers, and providing contact information to interested third parties as necessary and appropriate.

2.

Inventory Management.  Buyer intends and shall be exclusively responsible for the purchasing and management of all inventory related matters, from original wholesale purchase through retail disposition, including inventory tracking and other logistics systems.

3.

Vendor Relations. Buyer intends and shall be exclusively responsible for the maintenance of vendor relationships. Seller shall make itself available for assistance and guidance for maintaining all vendor relationships related to the Company, including the transition of Buyer’s share of Partnership Marketing Placement (PMP) contracts and vendor, distributor, and brand introductions and shall provide appropriate contact information as appropriate and/or reasonably requested.

4.	Labor and Employment. Buyer intends and shall be exclusively responsible for:

i.

hiring and terminating Company employees and maintaining required employment records. For the avoidance of doubt, Seller has in good faith onboarded 2 employees selected by Buyer prior to closing at Buyer’s request to assist in transition efforts.

ii.

engaging the United Food & Commercial Workers International Union (“UFCW”) in ongoing collective bargaining negotiations. Seller shall provide information and correspondence related to matters involving the UFCW. Seller shall also provide appropriate introductions and/or contact information to related key constituencies.

iii.	selecting and hiring and/or promoting a general manager as Buyer sees fit in its sole and exclusive discretion.

5.

Payroll and Benefits Services. The Buyer intends and shall be exclusively responsible for payroll, employee benefits, worker’s compensation insurance and other related matters for all Company employees. Seller shall make itself reasonably available for a period of 30 days for assistance and guidance by answering Buyer inquiries on a reasonable timeline related to salaries and benefits, facilitating the transition of third-party service providers and payroll to Buyer control, and providing contact information to interested third parties as necessary and appropriate.

6.

Marketing and Branding.  Buyer intends and shall be exclusively responsible for creating and maintaining marketing and branding systems in connection with the Company. Seller shall make itself reasonably available for a period of 30 days for guidance by answering Buyer inquiries on a reasonable timeline related to marketing and branding matters and providing contact information to interested third parties as necessary and appropriate. Continued use of intellectual property shall be subject to separate intellectual licensing agreements between relevant parties.

7.

Utilities and Maintenance: Seller shall make itself reasonably available for a period of 30 days for assistance and guidance by answering Buyer inquiries on a reasonable timeline related to utilities and maintenance services as necessary and appropriate.

8.

Professional Services.  Buyer intends and shall be exclusively responsible for hiring outside counsel, accountants, and securing any additional outside professional services as may be needed from time to time.

9.

Banking.  Buyer, in collaboration with Seller as necessary or as required by applicable law or the pertinent banks or other financial institutions, shall be responsible for obtaining and maintaining banking relationships in connection with the Company.  Seller shall make itself reasonably available for a period of 30 days for assistance and guidance by answering Buyer inquiries on a reasonable timeline related to banking and financial services, providing contact information to interested third parties including banking service providers as necessary and appropriate, and facilitating transition of bank accounts as necessary and appropriate.

10.

Filings and Licenses.  Buyer, in collaboration with the Seller as necessary or as required by applicable law or the pertinent regulators and pursuant to the Membership Interest Purchase Agreement to which Buyer and Seller are parties, shall be responsible for all of the regulatory and other filings that are required or otherwise necessary in connection with the Company and the relevant license(s).  Seller shall make itself reasonably available for a period of 30 days for assistance and guidance by answering Buyer inquiries on a reasonable timeline related to licensing and providing contact information to interested third parties including regulators as necessary and appropriate.

11.

Taxes. Buyer intends and shall be responsible for the filing and management of any and all taxes and negotiation of related tax payment plans imposed on the Company in connection with Buyer’s ownership of the Company, including but not limited to, FICA taxes, worker’s compensation insurance premiums, unemployment, city, state and federal income taxes (including without limitation taxes imposes with respect to Internal Revenue Code 280(e)), and any such withholding payments required under state or federal law, as well as vacation pay, paid sick leave, retirement benefits, and employee benefits of any kind whatsoever for all personnel that are employees of Company.

12.

Business Access:  The Buyer intends and shall be exclusively responsible for the security and management of business access. In all respects, the Buyer shall be responsible for providing adequate security and Business access control (including key cards and/or badges). Seller shall make itself reasonably available for a period of 30 days for assistance and guidance by answering Buyer inquiries on a reasonable timeline related to security and business access and providing contact information to interested third parties including security company contacts.